EXHIBIT 99.1

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, T-HQ, Inc. (the "Company") wishes to caution readers that the Company has made and makes forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements involve risks and uncertainties, and that the actual results may differ materially from those in the forward-looking statements as a result of various uncertainties, including uncertainties relating to the interactive entertainment software industry and other factors, including without limitation, the following important factors, which, in some cases have affected and in the future could affect the Company's actual results and could cause such results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company.

ACQUISITION OF PROPERTIES AND DEVELOPMENT OF NEW TITLES

        The Company's continuing profitability is a direct result of its ability to timely develop and sell new Titles to replace declining revenues from older Titles. Consumer preferences for interactive entertainment software ("Software") are difficult to predict, and few Software titles achieve sustained market acceptance. If revenues from new Titles fail to replace declining revenues from existing Titles, the Company would be materially and adversely affected.

        The development of new Titles is dependent in substantial part upon the Company's identification and exploitation in a timely manner of Titles based upon entertainment projects (such as movies, television programs and arcade games), sports and entertainment personalities, or popular sports, trends or concepts ("Properties") that have high public visibility or recognition or that reflect the trends of popular culture. The determination of which Titles the Company should develop is highly subjective and there can be no assurances that any new Title will be successful. In addition, the Company is in competition with numerous other Software companies for licenses to develop Software based on such Properties. To the extent competition intensifies for licenses to highly desirable Properties, the Company may encounter increased difficulty in obtaining these licenses. The failure of the Company to accurately identify and secure the rights to Properties that are or will become popular would have a material adverse effect on the Company.

        Properties generate significant public interest for periods that are unpredictable and short. Consequently, the Company's commercially successful Titles may be marketable in material quantities for only a limited time, often for less than six months. As is typical of Software, the life cycle of a Title generally consists of a relatively high level of sales during the first few months after introduction, followed by market saturation and a decline in sales. Accordingly, substantially all of the Company's net sales for a particular year are generated by Titles released in that year. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to the Company's customers. See "-- Discounts, Allowances and Returns; Inventory Management." In addition, the development cycle for new Titles, including the development of the necessary game software, approval by the Manufacturer and production of the initial cartridges or CD-ROMs, typically has ranged from nine to 18 months. During such period, the market appeal of a Title may decline. To the extent the Company experiences delays in the development or shipments of new Titles, or if new Titles are not successful in the market, the Company would be materially and adversely affected.

        For the reasons set forth above, there can be no assurance that the Company will be able to release Titles scheduled for release within such scheduled time period or at all, or that the Company will be able to secure the rights to new Titles at a rate that will maintain the Company's current development and release schedule.

DISCOUNTS, ALLOWANCES AND RETURNS; INVENTORY MANAGEMENT

        Although the Company's arrangements with its distributors and retailers generally do not give such customers the right to return manufactured products embodying the Titles (the "Products") to the Company (other than defective Products) or to cancel firm orders, the Company often negotiates accommodations to retailers (and, less often, to distributors) when demand for specific items falls below expectations for the purpose of maintaining its relationships with its customers. Such accommodations consist of acquiescing to the customer's request that not all booked orders be filled or that not all shipped orders be accepted, negotiated price discounts, credits against future orders and, less often, the return of Products to the Company. It is the Company's practice to accept all returns of defective or damaged Products.

        At the time of Product shipment, the Company establishes provisions against the gross revenues generated by such shipment based on estimates of future returns of, and other customer accommodations that may be granted with respect to, such Products, based on the Company's historical experience, retailer inventories and the Titles and other factors. For the years ended December 31, 1995 and 1996, provisions of approximately $4.1 million and $5.2 million, respectively, were taken against gross sales made during such periods, and as of December 31, 1996, the Company's aggregate reserve against accounts receivable for returns and customer accommodations was approximately $4.4 million.

        The Company cannot predict the amount or nature of accommodations that will be provided to its customers in future periods. Although the Company believes its reserves are adequate with respect to such matters, there can be no assurance that actual returns and other customer accommodations will not exceed the reserves established. To the extent such accommodations were to exceed the Company's reserves, the Company would be adversely affected.

        The identification by the Company of slow-moving or obsolete inventory, whether as a result of requests from customers for accommodations or otherwise, would require the Company to establish reserves against such inventory or to write-down the value of such inventory to its estimated net realizable value. In 1993 and 1994 the Company incurred material charges to income as a result of such write-downs, but has not experienced such problems subsequent to those periods. While the Company believes that substantially all of its current inventory is saleable in the ordinary course, there can be no assurance that in the future the Company will not be required to incur charges related to slow-moving or obsolete inventory.


REVENUE FLUCTUATIONS AND SEASONALITY

        The Company has experienced and may continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including the timing of new Titles by the Company, the popularity of both new Titles and Titles released in prior periods, fluctuations in the mix of Titles with varying profit margins, the timing of customer orders, the timing of shipments by the Manufacturers, fluctuations in the size and rate of growth of consumer demand for Software for various hardware platforms ("Platforms"), the timing of the introduction of new Platforms and the accuracy of retailer's forecasts of consumer demand. The Company's expenses are based, in part, on its expectations of future revenues and, as a result, operating results would be disproportionately and adversely affected by a decrease in sales or a failure by the Company to meet its sales expectations. In addition, the Software market is highly seasonal, with sales typically significantly higher during the fourth quarter (due primarily to the increased demand for interactive games during the year-end holiday buying season). There can be no assurance that the Company can maintain consistent profitability on a quarterly or annual basis.


CUSTOMER CONCENTRATION AND CREDIT RISK

        Sales to the Company's ten largest customers collectively accounted for approximately 52% or the Company's gross sales in 1995 and 34% of the Company's gross sales in 1996. Toys "R" Us, Wal-Mart and Kay Bee accounted for approximately 12%, 10% and 7%, respectively, of the Company's gross sales in 1995. For the year ended December 31, 1996, Toys "R" Us, Wal-Mart and Target accounted for 12%, 8% and 8% of the Company's gross sales, respectively. The Company has no written agreement or other understanding with any of its customers that relate to future purchases by such customers, and thus such purchases could be terminated at any time. A termination of or other adverse change in the Company's relationship with any of its largest customers would have a material adverse effect on the Company.

        The Company's sales of Products are typically made on credit, with terms that vary depending upon the customer and demand for such Products. The Company does not hold any collateral to secure payment by its customers, and currently does not factor any of its receivables. Thus, the Company bears the risk of its customers' and distributors' inability to pay such receivables or the effect of any delay in such payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. A business failure by any of the Company's largest customers would have, and a business failure by any of the Company's distributors or other retailers could have, a material adverse effect on the Company.


RISKS ASSOCIATED WITH TITLES FOR MULTIMEDIA PERSONAL COMPUTERS AND PROPRIETARY TITLES

        In 1996, the Company acquired Heliotrope Studios, Inc. ("Heliotrope") in order to expand its offerings of interactive games and to enable the Company to develop Titles for the multimedia personal computer ("PC") market. While the principals of Heliotrope have certain experience developing and marketing CD-ROM games for PCs, prior to this acquisition the Company had no experience in this segment of the Software market. The development and marketing of such Titles can be expected to subject the Company to risks in addition to those encountered in the operation of the Company's historical business, some of which may not be anticipated by the Company. Such risks include the ability to accurately predict which Titles have appeal to the purchasers of interactive games for PCs, greater reliance on distributors in order to obtain retail distribution, and the greater retailer returns experienced for CD-ROMs for PCs. There can be no assurance that the Company will be able to successfully develop and market Titles for the PC market.

        In 1997, the Company expects to release its first proprietary Title, Pax Imperia: Eminent Domain, an intergalactic strategy game. The Company's strategy includes acquiring or developing other Properties that are proprietary to the Company. The developing and marketing of such Titles can also be expected to subject the Company to additional risks, including the risk that Titles that do not have high public visibility or recognition will have more limited market appeal.


GROWTH STRATEGY

        From time to time the Company evaluates potential acquisitions of, or investments in, other Software publishers or developers that the Company believes will complement or enhance its business. In connection with any such acquisitions, the Company may incur debt or issue debt or additional equity securities, depending on market conditions and other factors. There can be no assurance that the Company will consummate any such acquisitions or investments or, if consummated, that such acquisitions or investments will prove to be beneficial to the Company.


DEPENDENCE ON THE PLATFORM MANUFACTURERS

        The Company is wholly dependent on the Manufacturers and its licenses with the Manufacturers (the "Platform Licenses") for the right to publish
Titles for the Manufacturers' Platforms and for the manufacture of its Titles. For the year ended December 31, 1995, 79% of the Company's net sales consisted of Nintendo Titles and 21% consisted of Sega Titles, and for the year ended December 31, 1996, 76% of net sales consisted of Nintendo Titles, 14% consisted of Sega Titles and 10% consisted of Sony Titles. The Company's current Platform License with Sega limits the Company to introducing three titles for the Sega Genesis per year of the license. In addition, the Company's Platform License with Sony, and with Nintendo 64 require that the Company obtain approval for the publication of new Titles on a title-by-title basis. As a result, the number of Titles the Company is able to publish for these Platforms, and thus the Company's revenues from Titles for these Platforms, may be limited.

        In the event that, at the end of the term of the current Platform License with a Manufacturer, such Manufacturer chooses not to renew or extend such agreement, or if a Manufacturer were to terminate such license for any reason, the

Company would be unable to publish additional Titles for such Manufacturer's Platform, which would materially and adversely affect the Company.

        Each of the Manufacturers is the sole manufacturer of the Products published by the Company under license from such Manufacturer. The Platform Licenses provide that such Manufacturer may raise prices for the Titles at any time and include other provisions giving the Manufacturer substantial control over the Company's release of new Titles. Furthermore, the relatively long manufacturing cycle for cartridge-based Products (from 30 to 75 days) requires the Company to accurately forecast retailer and consumer demand for its Titles. Since each of the Manufacturers is also a publisher of Software for its own Platforms, and also manufactures products for all of their other licensees, the Manufacturers may give priority to their own products or those of other publishers in the event of insufficient manufacturing capacity. If the Company experiences unanticipated delays in the delivery of Products for these or any other reasons, the Company would be materially and adversely affected.


RECOVERY OF PREPAID ROYALTIES, GUARANTEES AND CAPITALIZED DEVELOPMENT COSTS

        The Company typically enters into agreements with licensors of Properties and developers of Titles that require advance payments of royalties and/or guaranteed minimum royalty payments. There can be no assurance that the sales of Products for which such royalties are paid will be sufficient to cover the amount of these required royalty payments. The Company capitalizes its prepaid royalties, and capitalizes software development costs upon the establishment of technological feasibility of the Title under development. Amortization of these payments and costs is determined on a title-by-title basis based on the greater of (i) the ratio of current gross revenues for a Title to the sum of its current and anticipated gross revenues, or (ii) the straight-line method over the estimated remaining economic life of the Title. The Company analyzes such capitalized costs quarterly and writes off as project abandonment losses these capitalized payments and costs (and expenses any unpaid guaranteed minimum royalties) when, based on the Company's estimate, future revenues will not be sufficient to recover such costs. If the Company were required to write off a material portion of its prepaid royalties or capitalized development costs, the Company's results of operations could be adversely affected.


CHANGES IN CONSUMER DEMAND AND TECHNOLOGY

        During the approximately 20-year history of the interactive entertainment industry, there have been periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. The Company's sales are dependent, among other factors, on the popularity and unit sales of Platforms generally, as well as the relative popularity and unit sales of the Platforms of the various Manufacturers. The relative popularity of Platforms has experienced wide fluctuations in recent years. Unexpected declines in the popularity of a particular Platform can be expected to have a material adverse effect on consumer demand for Titles released or scheduled for release for such Platform.

        The interactive game industry is characterized by rapid technological change. As a result, the Company must continually anticipate and adapt its offerings to emerging Platforms and evolving consumer preferences. The development of Software for new Platforms requires substantial investment. Generally, such development efforts must occur well in advance of the release of New Platforms in order to introduce Titles on a timely basis following the release of such Platforms. The development and marketing of Titles for new Platforms may require greater financial and technical resources than are currently available to the Company. In addition, there can be no assurance that the new Platforms for which the Company develops Titles will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new Platforms will lead to marketable Titles or Titles that generate sufficient revenues to recover their development and marketing costs. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for the Company to maintain profitability. In addition, as the Company introduces CD-ROM Titles for PCs, the Company's game software must maintain compatibility with such computers, their operating software and their hardware accessories. The failure of the Company to timely develop titles for new Platforms that achieve significant market acceptance, to maintain net sales that are commensurate with product development costs, or to maintain such compatibility would have a material adverse effect on the Company.

        The introduction of new Platforms and technologies can render existing Software obsolete and unmarketable. More commonly, as more advanced Platforms are introduced, consumer demand for Software for older Platforms diminishes. For example, while the Company's experience indicates that competition for licenses to develop new Titles for 16-bit Platforms is significantly less intense than for 32-bit and 64-bit Platforms, there can be no assurance that, as a result of such reduced consumer demand for such Titles, the Company's titles for 16-bit Platforms will generate sufficient sales to make such Titles profitable. Despite this diminishing demand, the Company intends to continue to publish new Titles for older Platforms for so long as the Company believes there is a significant market for such Titles.

        A number of Software publishers who compete with the Company are currently developing Software for use by consumers over the Internet. While the Company believes that the market for such Software is currently insignificant, future increase in the availability of such Software or technological advances in such Software could result in a decline in Platform-based Software and thus have a material adverse effect on the Company.


COMPETITION

        The interactive entertainment industry is intensely competitive. The Company competes, for both licenses to Properties and the sale of Software, with the Manufacturers, each of whom is the largest developer and marketer of Software for its Platforms. There can be no assurance that these companies will not increase their own Software development efforts. As a result of their commanding positions in the industry as the manufacturers of Platforms and publishers of Software for their Platforms, the Manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees, including the Company. In addition, each of the Manufacturers and many of these other competitors (such as Acclaim Entertainment, Inc., Disney Interactive, Inc., Electronic Arts Inc., GT Interactive Software Corp., Midway Games Inc. and Microsoft Corporation) have broader Software lines and greater financial, marketing and other resources than the Company; these competitive advantages enable such competitors to market their Software more aggressively and make higher offers or guarantees in connection with the acquisition of licensed Properties. In addition, as competition for retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales of its Titles; and as competition for popular Properties increases, the cost of acquiring licenses for such Properties is likely to increase, resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete successfully with the Manufacturers and their other licensees in the future.

        In addition, the market for the Company's products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current and future competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products would negatively affect operating income as a percentage of net revenue and would require the Company to increase unit sales in order to maintain net revenue.

        The Company believes that large diversified entertainment companies, in addition to large software companies, are increasing their focus on the interactive entertainment market, which will result in greater competition for the Company. In particular, many of the Company's competitors are developing on-line interactive games and interactive networks that will be competitive with the Company's interactive products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial conditions.


DEPENDENCE ON KEY PERSONNEL

        The Company relies to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement its business plan, including the development of its Titles. The Company's success depends upon, to a significant extent, its ability to attract and retain key management and software development personnel. Competition for such employees is acute and the process of locating key personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The loss of services of key personnel could have a material adverse effect on the Company. The only officer with whom the Company has an employment agreement is Brian J. Farrell, its President and Chief Executive Officer.


PROPRIETARY RIGHTS OF THE MANUFACTURERS

        The Company depends on the Manufacturers for the protection of intellectual property rights to their respective Platforms, cartridges and CD-ROMs, their ability to control the proliferation of new titles by licensees and others, and their ability to discourage unauthorized persons from producing Software for their Platforms. There can be no assurance that the Manufacturers will be able to continue to (i) protect their rights so that the proprietary information and technology licensed by the Company from the Manufacturers will not become generally available, (ii) control the proliferation of Software,
(iii) discourage unauthorized persons from producing Software, or (iv) believe that it is in their best interests to continue any of the foregoing policies.
A change in any of these policies could have a material adverse effect on the Company.


PROPRIETARY RIGHTS OF THE COMPANY

        As a result of the Company's acquisition of Heliotrope, the Company owns the rights to certain intellectual property with respect to Pax Imperia:
Eminent Domain. However, other than such rights, its licenses from the Manufacturers to product Titles and its licenses to develop and/or publish titles based on Properties owned or controlled by others, the Company does not have any material proprietary rights, technology or intellectual property.

        As a result of the proprietary rights of the Manufacturers and the efforts taken by the Manufacturers to protect such rights, the Company does not believe that there is a material amount of unauthorized copying of the Company's Titles. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of the Company's CD-ROM Products for PCs to occur, the Company could be materially and adversely affected.


FOREIGN SALES AND CURRENCY FLUCTUATIONS

        For fiscal years 1995 and 1996, foreign sales represented approximately 26% and 30%, respectively, of the Company's net sales, and the Company expects that foreign sales will continue to account for a significant portion of its net sales in future periods. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. There can be no assurance that these or other factors will not have an adverse effect on the Company's future foreign sales.

        Because the majority of foreign sales are made in U.S. dollars, the Company does not believe that foreign currency fluctuations have had a material effect on its results of operations. To the extent the Company's foreign sales increase and such sales are not denominated in U.S. dollars, the Company reported sales and results of operations could be adversely affected by foreign currency fluctuations. The Company has not engaged in any foreign exchange hedging activities and does not have any current plans to engage in any such activities.


LIMITATIONS ON USE OF NET OPERATING LOSS CARRYFORWARDS

        At December 31, 1995, for federal income tax purposes the Company had reported approximately $17.5 million of net operating loss ("NOL") carryforwards incurred since 1993. The sale of the shares of Common Stock offered by the Company in its 1997 Public Offering of 1,725,000 shares of Common Stock resulted in an "ownership change" of the Company for purposes of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended. As a result, the amount of the NOL carryforward available to reduce the Company's federal income tax liability in future years in which the Company has taxable income is limited to an annual amount equal to (i) the fair market value of the Company's capital stock immediately prior to the consummation of the offering made hereby, multiplied by (ii) the "long-term tax exempt rate" published by the Internal Revenue Service for February 1997.


VOLATILITY OF SHARE PRICE

        The market price of the Common Stock has been, and is likely to continue to be, highly volatile. Such price has fluctuated substantially in recent periods. In addition, there has been a history of significant volatility in the market prices for shares of other companies engaged in the Software industry. Factors such as the timing and market acceptance of new titles, the introduction of new Software by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the Software industry generally could have a significant impact on the market price of the Common Stock. Thus, there can be no assurance that the market price of the Common Stock will not decline below the public offering price or experience extreme volatility.


NO DIVIDENDS

        The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. In addition, the Company's revolving credit agreement restricts the payment of any cash dividends.


SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Upon completion of the Company's public offering, 1,725,000 shares of Common Stock became eligible for sale in the open market. Upon the expiration of "lock-up agreements" with the Underwriters in August 1997, (or earlier if the Underwriters decide to release shares from the lock-up agreements), the shares subject to these agreements will be eligible for sale subject to the limitations of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") with respect to shares held by "affiliates" of the Company (as that term is defined under the Securities Act). In addition, the Company has reserved for issuance sufficient shares to fulfill its obligations to issue shares upon the exercise of certain options and warrants to purchase shares of Common Stock.